UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 17, 2013

Nexstar Broadcasting Group, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-50478	23-3083125
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5215 N. O’Connor Boulevard

Suite 1400

Irving, Texas 75039

(Address of Principal Executive Offices, including Zip Code)

(972) 373-8800

(Registrant’s Telephone Number, including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into Material Definitive Agreement.

Nexstar Broadcasting Group, Inc. (the “Company”) announced on September 17, 2013 that its wholly owned subsidiary, Nexstar Broadcasting, Inc. (“Nexstar Broadcasting”), entered into a purchase agreement, dated September 17, 2013, with respect to the sale by Nexstar Broadcasting of $275.0 million aggregate principal amount of 6.875% senior notes due 2020 at an issue price of 100.250% (the “Notes”). The Notes will have the same terms as, and are expected to be treated as a single class with, Nexstar Broadcasting’s $250.0 million in aggregate principal amount of 6.875% senior notes due 2020 issued on November 9, 2012. The Notes will be senior unsecured obligations of Nexstar Broadcasting and will be guaranteed by the Company and Mission Broadcasting, Inc (“Mission”).

The Notes will be issued in a private offering that is exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), to qualified institutional buyers in accordance with Rule 144A and to persons outside of the United States pursuant to Regulation S under the Securities Act.

The purchase agreement contains customary representations, warranties and agreements by Nexstar Broadcasting, the Company and Mission. In addition, Nexstar Broadcasting, the Company and Mission have agreed to indemnify the initial purchasers against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the initial purchasers may be required to make in respect of those liabilities. Furthermore, the Company, Nexstar Broadcasting and Mission have agreed with the initial purchasers not to offer or sell any debt securities issued by Nexstar Broadcasting, the Company or Mission for a period of 30 days after the date of the purchase agreement without the prior written consent of the representative of the initial purchasers. Subject to customary closing conditions, the sale of the Notes is expected to close on or about October 1, 2013.

Nexstar Broadcasting intends to use the net proceeds of the offering, together with the proceeds from a proposed incremental amendment to its and Mission’s existing senior secured credit facilities and cash on hand, to repurchase any and all of its and Mission’s outstanding 8.875% senior secured second lien notes due 2017, to fund its and Mission’s proposed acquisition of five television stations in four markets from Citadel Communications, L.P. and Stainless Broadcasting, L.P., to pay related fees and expenses and for general corporate purposes.

The initial offering of the Notes and the related guarantees will not be registered under the Securities Act and the Notes and the guarantees may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This Current Report on Form 8-K is neither an offer to sell nor a solicitation of an offer to buy the Notes or any other securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering, solicitation or sale would be unlawful.

The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the complete terms of the purchase agreement, a copy of which is filed as Exhibit 1.1 hereto and incorporated herein by reference.

Item 8.01 Other Events.

On September 17, 2013, the Company issued a press release announcing the pricing of the Notes. A copy of the press release is filed as Exhibits 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

1.1	Purchase Agreement, by and among Nexstar Broadcasting, Inc., Nexstar Broadcasting Group, Inc., Mission Broadcasting, Inc. and Credit Suisse Securities (USA) LLC, Wells Fargo Securities, LLC, RBC Capital Markets, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Capital Inc., and SunTrust Robinson Humphrey, Inc., each for itself and acting on behalf of the several initial purchasers named in Schedule I thereto, dated September 17, 2013.

99.1	Press Release dated September 17, 2013, announcing pricing of the Notes.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NEXSTAR BROADCASTING GROUP, INC.

Dated: September 18, 2013

	By:	/s/ Thomas E. Carter
		Name:	Thomas E. Carter
		Title:	Executive Vice President Finance and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

1.1	Purchase Agreement, by and among Nexstar Broadcasting, Inc., Nexstar Broadcasting Group, Inc., Mission Broadcasting, Inc. and Credit Suisse Securities (USA) LLC, Wells Fargo Securities, LLC, RBC Capital Markets, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Capital Inc., and SunTrust Robinson Humphrey, Inc., each for itself and acting on behalf of the several initial purchasers named in Schedule I thereto, dated September 17, 2013.

99.1	Press Release dated September 17, 2013, announcing pricing of the Notes.